ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following contains management’s discussion and analysis of our financial condition and results of operations and should be read together with “Selected Financial Data,” included in Part II, Item 6 of this Form 10-K and our consolidated financial statements and related notes thereto included in Part II, Item 8 of this Form 10-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Our actual results may differ materially from those anticipated in any forward-looking statements as a result of many factors, including those set forth under “Forward-Looking Statements,” “Risk Factors,” and elsewhere in this Form 10-K.

Year over year percent changes are calculated on whole-dollar values as management views this as a more accurate representation of our performance. As such, the values here-in may not recalculate due to rounding.
Executive Overview

First Data Corporation sits at the center of global electronic commerce. We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next generation commerce technologies, merchant acquiring, issuing, and network solutions. We serve our clients in over 100 countries, reaching approximately 6 million business locations over the course of a year and over 4,000 financial institutions. We believe we have the industry’s largest distribution network, driven by our partnerships with many of the world’s leading financial institutions, our direct sales force, and a network of distribution partners. We are the largest merchant acquirer, issuer processor, and independent network services provider in the world, enabling businesses to accept electronic payments, helping financial institutions issue credit, debit and prepaid cards, and routing secure transactions between them. In 2017, we processed 93 billion transactions globally, or approximately 3,000 transactions per second. In our largest market, the United States, we processed $2.1 trillion of payment volume, representing over 10% of United States gross domestic product (GDP) last year.

Our business is characterized by transaction related fees, multi-year contracts, and a diverse client base, which allows us to grow alongside our clients. Our multi-year contracts allow us to achieve a high level of recurring revenues with the same clients. While the contracts typically do not specify fixed revenues to be realized thereunder, they do provide a framework for revenues to be generated based on volume of services provided during such contracts term. Our business also generally requires minimal incremental capital expenditures and working capital to support additional revenue within our existing business lines.
Our Strategy

Our ability to grow our business is influenced by global expenditure growth, increasing our share in electronic payments and providing value-added products and services. We grow our business through diversification of product offerings such as credit, debit, prepaid, Clover, and our suite of security products. We believe we offer our clients the most complete array of integrated solutions in our industry, covering their needs across next-generation commerce technology, merchant acquiring, issuing, and network solutions. We believe this differentiates us from our competition and will continue to drive our growth in the future.
We work with a variety of partners to deliver our solutions. We help merchants by delivering data-driven insights and other services to help them grow and create better and secure purchase experiences for consumers across all commerce platforms. We assist merchants in day-to-day operations of their business via our Clover line of products which enables merchants to more efficiently run their businesses, build customer loyalty, and gain valuable insights that help grow their businesses. We provide financial institutions with solutions to help them grow their revenues, enhance customer satisfaction, and deliver their products more timely and efficiently.

We continue to execute on key initiatives:

◦	Innovate for tomorrow's client needs

◦	Accelerate top line revenue growth

◦	Maintain positive operating leverage

◦	Generate significant free cash flow

Components of Revenue

We generate revenue by providing commerce-enabling solutions. Set forth below is a description of our revenues by segment and factors impacting total revenues.

Global Business Solutions

Global Business Solutions (GBS) revenues are primarily derived from processing credit and debit card transactions for business clients and also include fees for providing processing, loyalty and software services, and sales and leases of POS devices. Revenues are generated from a variety of sources:

•
Discount fees, net of credit and debit card interchange and assessment fees charged by the payment networks. The discount fee is typically either a percentage of the purchase amount or an interchange fee plus a fixed dollar amount;

•	Processing fees charged to our alliances;

•	Processing fees charged to merchant acquirers who have outsourced their transaction processing to us;

•	Sales and leases of POS devices;

•	Fees from providing reporting and other services; and

•	Software fees such as security and Clover related fees.

A substantial portion of our business within GBS is conducted through merchant alliances between us and financial institutions. If we have management control over an alliance, then the alliance's financial statements are consolidated with ours and the related processing fees are treated as an intercompany transaction and eliminated upon consolidation. If we do not have management control over an alliance, we use the equity method of accounting. As a result, our consolidated revenues include processing fees charged to alliances accounted for under the equity method.

A large portion of GBS' revenue is derived from transaction and processing related services. This business is dependent on macroeconomic consumer trends and global economic conditions that affect the volume of consumer spending and the use of electronic payments and changes in these factors have in the past, impacted, and may in the future impact, our ability to grow this portion of the business. We have begun to implement recent initiatives, such as the introduction of several new products and expansion of our sales force, expanding through ISV partnerships, and expansion into new international markets in an effort to grow this business versus prior periods. We also completed acquisitions which have strengthened our presence in ISV and enterprise resource planning (ERP) integrated payment solutions.

Global Financial Solutions

Global Financial Solutions (GFS) revenues are derived from outsourced account processing services, customer communications, plastics personalization, remittance processing services, software solutions for clients to support in-house card processing, as well as other account services we provide to financial institutions. Revenues for GFS services are typically generated on the basis of number of total or active card accounts on file, volume of customer communications, volume of plastics personalized and mailed, volume of remittances processed, and license fees for our software solutions.

Network & Security Solutions

Network & Security Solutions (NSS) revenues are primarily derived from network services such as Electronic Funds Transfer (EFT) Network Solutions, Stored Value Network Solutions, Security and Fraud Management Solutions, and Government Solutions or Other.
Factors Affecting the Comparability of Our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Key factors affecting the comparability of our results of operations are summarized below.

Currency Impact

Although the majority of our revenue is earned in U.S. dollars, a portion of our revenues and expenses are in foreign currencies. As a result, changes in foreign currencies against the U.S. dollar can impact our results of operations. Additionally, we have intercompany debts in foreign currencies, which impacts our results of operations. We believe the presentation of constant currency provides relevant information and we use this non-GAAP financial measure to, among other things, evaluate our ongoing operations in relation to foreign currency fluctuations. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for our related financial results prepared in accordance with GAAP (Generally Accepted Accounting Principles). For additional information on our constant currency calculation, see “Segment Results” within this Form 10-K.

Acquisitions and Dispositions

Acquisitions and dispositions over the past year have affected the comparability of our results. The largest acquisitions in 2017, CardConnect and BluePay, are being integrated into our Global Business Solutions segment and the results for the current period are included within the segment results.

Restructuring and Cost Management Initiatives

We continually evaluate our cost base and over the past three years have executed a number of restructuring initiatives, which have allowed us to streamline management, eliminate excess facilities, and work with our suppliers to lower costs. In connection with these initiatives, we have incurred restructuring charges of $83 million, $49 million and $53 million in 2017, 2016 and 2015, respectively. These Restructuring and Cost Management Initiatives have contributed to our 270 basis points EBITDA margin expansion over the past three years. The Company has ongoing expense management initiatives, which are expected to result in approximately $20 million in additional restructuring costs over the course of 2018. In connection with our focus on maintaining positive operating leverage, we will likely incur additional restructuring costs in the future. See note 10 “Other Operating Expenses” to our consolidated financial statements in Part II of this Form 10-K for additional information about our restructuring and cost savings initiatives.

Interest Expense

As a result of our capital market activities we have lowered the weighted-average interest rate of our outstanding debt from 5.0% as of December 31, 2016 to 4.8% as of December 31, 2017. Due to the current year acquisitions, we have increased our outstanding borrowings balance from $18.5 billion as of December 31, 2016 to $19.2 billion as of December 31, 2017. For the year ended December 31, 2017, we incurred $10 million in fees to modify existing long-term debt which is recorded within "Interest expense, net" in the consolidated statements of operations.

Debt Extinguishment Costs

We incurred $80 million, $70 million, and $1.1 billion of losses on debt extinguishment during the years ended December 31, 2017, 2016, and 2015, respectively.

Stock-Based Compensation Expense

The table below shows the stock-based compensation expense split between Cost of services and Selling, general, and administrative expense.

	Year ended December 31,
(in millions)	2017	2016	2015
Cost of services	$72	$112	$130
Selling, general, and administrative	173	151	199
Total	$245	$263	$329

See note 4 “Stock Compensation Plans” to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information about our stock compensation plans.

Management Fee Expenses

For the year ended December 31, 2015, we incurred approximately $100 million in KKR related expenses, of which $78 million related to the termination of our Management Agreement with KKR.
Results of Operations

Consolidated results should be read in conjunction with note 7 "Segment Information" to our consolidated financial statements in Part II, Item 8 of this Form 10-K, which provides more detailed discussions concerning certain components of our consolidated statements of operations. All significant intercompany accounts and transactions have been eliminated within the consolidated results.

Overview

Revenue for the year ended December 31, 2017 increased 4% to $12.1 billion from $11.6 billion in 2016 while operating profits increased 6% to $1.7 billion from $1.6 billion in 2016. On a constant currency basis, revenue increased 4%, driven primarily by our GBS segment. Foreign currency did not impact total revenue, however it negatively impacted operating profit by 1%.

Net income attributable to First Data Corporation for the year ended December 31, 2017 improved to $1.5 billion from $420 million during the same period in 2016. The improvement in net income is attributable to an income tax benefit of $810 million, lower interest expense of $147 million, and an increase in operating profit of $96 million driven by revenue growth, partially offset by a decrease in equity earnings of $38 million.

Net income attributable to First Data Corporation for the year ended December 31, 2016 improved to $420 million from a net loss of $1.5 billion during the same period in 2015. The improvement in net income is attributable to lower debt extinguishment charges of $1.0 billion, lower interest expense of $456 million, lower depreciation and amortization expense of $73 million, a $66 million decrease in stock-based compensation expense, and a $29 million gain on the Visa Europe share sale, partially offset by a $34 million loss on divestiture of an international business unit. Net income for the year ended December 31, 2016 also benefited by $100 million related to the termination of our management agreement with KKR, as well as overall expense savings as part of our announced expense management initiatives and improved operating results.

Segment Results

We operate three reportable segments: Global Business Solutions (GBS), Global Financial Solutions (GFS), and Network & Security Solutions (NSS). Our segments are designed to establish global lines of businesses that work seamlessly with our teams in our regions of North America (United States and Canada), EMEA (Europe, Middle East, and Africa), LATAM (Latin America and Caribbean region), and APAC (Asia Pacific).

The business segment measurements provided to and evaluated by the chief operating decision maker are computed in accordance with the principles listed below:

•	The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

•	Intersegment revenues are eliminated in the segment that sells directly to the end market.

•	Segment revenue excludes reimbursable debit network fees, postage, and other revenue.

•
Segment EBITDA includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, and other income (expense). Additionally, segment EBITDA is adjusted for items similar to certain of those used in calculating our compliance with debt covenants. The additional items that are adjusted to determine segment EBITDA:

•	stock-based compensation and related expenses are excluded; and

•
Kohlberg Kravis Roberts & Co. (KKR) related items including annual sponsor and other fees for management, consulting, financial, contract termination, and other advisory services are excluded. Upon our public offering on October 15, 2015, we are no longer required to pay management fees to KKR.

•
For significant affiliates, segment revenue and segment EBITDA are reflected based on our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue and segment EBITDA.

•
Corporate operations include corporate-wide governance functions such as our executive management team, tax, treasury, internal audit, corporate strategy, and certain accounting, human resources and legal costs related to supporting the corporate function. Costs incurred by Corporate that are attributable to a segment are allocated to the respective segment.

•
Certain measures exclude the estimated impact of foreign currency changes (constant currency). To present this information, monthly results during the periods presented for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the corresponding month of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Once translated, each month during the periods presented is added together to calculate the constant currency results for the periods presented.

Operating revenues overview

	Year ended December 31,			Percent Change		Reported Constant Currency Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015	2017 vs. 2016	2016 vs. 2015
Consolidated revenues	$12,052	$11,584	$11,451	4%	1%	4%	2%
Adjustments:
Non wholly owned entities	(64)	(80)	(74)	(20)%	8%	NM	NM
Reimbursable debit network fees, postage, and other	(3,923)	(3,745)	(3,687)	5%	2%	5%	2%
Total segment revenues	$8,065	$7,759	$7,690	4%	1%	4%	3%

Segment revenues:
Global Business Solutions	$4,899	$4,681	$4,731	5%	(1)%	5%	2%
Global Financial Solutions	1,623	1,593	1,495	2%	7%	3%	10%
Network & Security Solutions	1,543	1,485	1,464	4%	1%	4%	1%
NM represents not meaningful

Global Business Solutions segment results
The following table displays total segment revenue by region and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth for the periods presented:

	Year Ended December 31, 2016	Core Growth (Decline)		Currency Impact(a)	Acquisitions/Dispositions(b)	Accounting Change(c)	Year Ended December 31, 2017	Percent Change	Reported Constant Currency Percent Change
(in millions)
Revenues:
North America	$3,690	$(23)	(d)	$1	$84	$62	$3,814	3%	3%
EMEA	611	$28	(e)	—	—	—	639	5%	5%
LATAM	178	$101	(f)	(6)	—	—	273	53%	56%
APAC	202	$16	(g)	3	(48)	—	173	(14)%	(16)%
Total segment revenue	$4,681	$122		$(2)	$36	$62	$4,899	5%	5%

(a)
Currency impact is the difference between the current year's actual results and the same year's results converted with the prior year's foreign exchange rate. Constant currency percentage change is a measure of revenue growth before foreign currency impact.

(b)
North America revenue was impacted by acquisitions of CardConnect in July 2017 and BluePay in December 2017. The Acquisitions/Dispositions column includes July 2016 to December 2016 and December 2016 revenues for CardConnect and BluePay, respectively, and current period growth for CardConnect and BluePay is included in Core Growth (Decline). APAC balance represents revenue associated with the disposition of the Australian ATM business in September 2016. See note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information.

(c)
Effective January 2017, we changed our accounting for Clover hardware sales to recognize revenue upon shipment as opposed to deferring such revenue and recognizing over an established period, typically three years. Previously deferred revenue on hardware shipped in previous years continued to be amortized over the established period. See Deferred Revenue in note 1 "Summary of Significant Accounting Policies" to our consolidated financial statements for additional information.

(d)	North America revenue decrease was driven by a decline in our bank alliances. The decline was partially attributed to $13 million of fee increases which occurred in 2016 which did not reoccur in 2017.

(e)	EMEA revenue increased due to growth in United Kingdom of $9 million, related to growth in sales volumes, and in Germany and Austria of $9 million, related to growth in terminal hardware sales.

(f)	LATAM revenue increased due to growth in Brazil of $62 million, related to increases in our active customer base and sales volumes, and growth in Argentina of $35 million.

(g)	APAC revenue increased due to growth in India.

	Year Ended December 31, 2015	Core Growth (Decline)		Currency Impact(a)	Acquisitions/ Dispositions(b)	Accounting Change	Year Ended December 31, 2016	Percent Change	Reported Constant Currency Percent Change
(in millions)
Revenues:
North America	$3,750	$(61)	(c)	$1	$—	$—	$3,690	(2)%	(2)%
EMEA	584	$49	(d)	(22)	—	—	611	5%	9%
LATAM	164	$71	(e)	(57)	—	—	178	9%	44%
APAC	233	$(9)	(f)	(4)	(18)	—	202	(14)%	(12)%
Total segment revenue	$4,731	$50		$(82)	$(18)	$—	$4,681	(1)%	2%

(a)
Currency impact is the difference between the current year's actual results and the same year's results converted with the prior year's foreign exchange rate. Constant currency percentage change is a measure of revenue growth before foreign currency impact.

(b)
APAC revenue adjusted to exclude revenue associated with the disposition of the Australian ATM business in September 2016. See note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information.

(c)
North America revenue decrease was driven by lower hardware sales of $50 million, partially offset by an increase of $25 million in software sales as a result of growth in our merchant suite of products, including continued growth of our Transarmor Solution. Processing revenue remained flat as transaction growth of 7% was offset by lower blended yield.

(d)	EMEA constant currency revenue increased as a result of volume growth and an approximate $10 million benefit from changes in interchange pricing during the first quarter of 2016.

(e)
Revenue increase in our LATAM region was benefited by growth in Brazil and Argentina of $35 million and $30 million, respectively during 2016. Remaining growth in LATAM was driven by growth in Uruguay, Mexico and the Caribbean.

(f)	Revenue in the APAC region was impacted by a decrease in ATM fees for the year ended December 31, 2016.

The following table displays total merchant transactions for the periods presented:

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Key indicators:
North America merchant transactions(a)	49,248	46,372	43,362	6%	7%
International merchant transactions(b)	9,760	8,246	6,826	18%	21%

(a)
North American merchant transactions include acquired Visa and MasterCard credit and signature debit, American Express and Discover, PIN-debit, electronic benefits transactions, processed-only and gateway customer transactions at the Point of Sale (POS). North American merchant transactions reflect 100% of alliance transactions.

(b)
International transactions include Visa, MasterCard, and other payment network merchant acquiring transactions for clients outside the U.S. and Canada. Transactions include credit, signature debit, PIN-debit POS, POS gateway, and Automated Teller Machine (ATM) transactions.

North America transaction growth in 2017 compared to 2016 was driven by continued growth in consumer electronic payments spending. International transaction growth in 2017 compared to 2016 was driven by a 12% increase in EMEA, 28% increase in APAC, and a 47% increase in LATAM.

North America transaction growth in 2016 compared to 2015 was driven by growth in our alliances. International transaction growth in 2017 compared to 2016 was driven by a 14% increase in EMEA, 29% increase in APAC, and a 50% increase in LATAM.
Global Financial Solutions segment results
The following table displays total revenue by segment region and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth.

	Year Ended December 31, 2016	Core Growth (Decline)		Currency Impact(a)	Dispositions(b)	Year Ended December 31, 2017	Percent Change	Reported Constant Currency Percent Change
(in millions)
Revenues:
North America	$956	$(7)	(c)	$—	$—	$949	(1)%	(1)%
EMEA	433	30	(d)	(13)	(6)	444	3%	6%
LATAM	122	13	(e)	(3)	—	132	9%	12%
APAC	82	13	(f)	3	—	98	19%	16%
Total segment revenue	$1,593	$49		$(13)	$(6)	$1,623	2%	3%

(a)
Currency impact is the difference between the current year's actual results and the same year's results converted with the prior year's foreign exchange rate. Constant currency percentage change is a measure of revenue growth before foreign currency impact.

(b)
Business disposition of Lithuania, Latvia and Estonia (i.e. the Baltics) in September 2017. See note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information.

(c)	North America revenue was driven by growth in account processing, offset by $20 million plastics revenue decline and a prior year one-time termination fee of $7 million.

(d)
EMEA revenue increase was driven by $24 million of new business and existing client growth in the United Kingdom and $12 million of existing client growth in the Middle East & Africa, partially offset by attrition and lower volumes in the region.

(e)
LATAM revenue increase was driven by $13 million of existing client growth in Argentina and $6 million of new business in Colombia, partially offset by a year over year decrease in license resolutions fees.

(f)	APAC revenue increase was driven by professional services in Australia and Singapore of $6 million and $5 million respectively, as well as internal growth in Australia.

	Year Ended December 31, 2015	Core Growth (Decline)		Currency Impact(a)	Dispositions	Year Ended December 31, 2016	Percent Change	Reported Constant Currency Percent Change
(in millions)
Revenues:
North America	$883	$73	(b)	$—	$—	$956	8%	8%
EMEA	435	29	(c)	(31)	—	433	—%	7%
LATAM	102	43	(d)	(23)	—	122	20%	42%
APAC	75	8	(e)	(1)	—	82	9%	10%
Total segment revenue	$1,495	$153		$(55)	$—	$1,593	7%	10%
(a) Currency impact is the difference between the current year's actual results and the same year's results converted with the prior year's foreign exchange rate. Constant currency percentage change is a measure of revenue growth before foreign currency impact.

(b)
North America revenue increase was driven by growth in our print business and our credit and retail card processing business. Our print business grew by $38 million principally due to a new enterprise win from an existing customer. Credit and retail processing grew by $44 million from an increase in card accounts on file split evenly between growth in existing customers and new business. In addition, our North America credit and retail processing business benefited by $7 million from a termination fee, principally in the fourth quarter.

(c)
EMEA constant currency revenue increase was driven by new and existing business growth and professional services growth of $28 million in the United Kingdom and existing business growth of $14 million in the Middle East and Africa. Growth in professional services was partially offset by price compression in Greece. Greece price compression was driven by renewal of one large client in 2015.

(d)
LATAM constant currency revenue increase was primarily driven by strong growth in Argentina of $20 million, which benefited by volume growth and inflation, an increase in VisionPLUS licensing revenues of $17 million mostly due to license fee resolutions, and an increase in Colombia of $6 million from a new processing deal. The remaining $4 million growth came from our Caribbean business due to higher processing and professional services revenue.

(e)	APAC constant currency revenue increase was driven by professional services and a new processing client in Australia.

The following table displays total card accounts for the periods presented:

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Key indicators:
North America card accounts on file(a)	906	855	813	6%	5%
International card accounts on file(b)	170	151	135	13%	12%

(a)	North America card accounts on file reflect the total number of bankcard credit and retail credit accounts as of the end of the periods presented.

(b)
International card accounts on file reflect total bankcard and retail accounts outside the United States and Canada as of the end of the periods presented. 2015 International card accounts on file reflect an updated card account total.

North America card accounts on file increased in 2017 compared to the same period in 2016 from growth in existing clients.
International accounts on file increased in 2017 compared to the same period in 2016 due to new business and growth of existing clients throughout all of our international regions.

North America card accounts on file increased in 2016 compared to 2015 from growth in existing clients. International accounts on file increased 2016 compared to 2015 due to new portfolios of existing clients throughout all of our international regions.

Network & Security Solutions segment results
The following table displays total revenue by product. Our Network & Security Solutions segment is comprised of more than 95% domestic businesses with no material foreign exchange impact on reported results.

	Year Ended December 31, 2016	Core Growth (Decline)		Dispositions(a)	Year Ended December 31, 2017	Percent Change
(in millions)
Revenues:
EFT Network	$491	$(4)	(b)	$—	$487	(1)%
Security and Fraud	434	15	(c)	—	449	3%
Stored Value Network	358	47	(d)	—	405	13%
Other	202	7	(e)	(7)	202	—%
Total segment revenue	$1,485	$65		$(7)	$1,543	4%

(a)
Other revenue adjusted to exclude net revenue associated with business that was contributed to our digital banking joint venture with Live Oak on October 2, 2017 offset by our 50% of the joint ventures revenue. See note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information.

(b)	EFT Network revenue decreased due to increased transaction growth of $20 million offset by increased client incentives.

(c)	Security and Fraud revenue increase was driven by growth in our Security and Fraud product categories, offset by declines within the Telecheck business of $14 million.

(d)	Stored Value Network revenue increased due to higher rate and volume of $16 million and $24 million, respectively, and a $7 million benefit associated with a contract amendment.

(e)	Growth was driven by our government business.

	Year Ended December 31, 2015	Core Growth (Decline)		Dispositions	Year Ended December 31, 2016	Percent Change
(in millions)
Revenues:
EFT Network	$491	$—	(a)	$—	$491	—%
Security and Fraud	412	22	(b)	—	434	5%
Stored Value Network	359	(1)	(c)	—	358	—%
Other	202	—		—	202	—%
Total segment revenue	$1,464	$21		$—	$1,485	1%

(a)	EFT Network revenue was relatively flat as STAR growth was offset by the impact of a long-term debit processing contract renewal which negatively impacted segment revenue by $14 million.

(b)	Security and Fraud revenue increased due to growth from our suite of Security and Fraud products, partially offset by revenue declines within our TeleCheck business of $21 million.

(c)	Stored Value Network revenue was flat driven by a change in contract terms for one client in the prior year for $10 million offset by increased volumes.

The following table displays total network transactions for the periods presented:

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Key indicators:
Network transactions (EFT Network and Stored Value) (a)	22,114	20,258	18,918	9%	7%

(a)	Network transactions include the U.S. debit issuer processing transactions, STAR Network issuer transactions, and closed loop and open loop POS transactions.

Network transaction growth for the year ended 2017 compared to the same periods in 2016 and 2016 compared to the same periods in 2015 was driven by growth in all network transaction categories.

Reimbursable debit network fees, postage, and other

Revenue increased in 2017 compared to 2016 due to transaction and volume growth related to debit network fees of $217 million partially offset by postage associated with output services.

Revenue increased in 2016 compared to 2015 due to transaction and volume growth related to debit network fees of $38 million and growth in print services.

Operating expenses overview

	Year ended December 31,			Percent Change		Reported Constant Currency Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015	2017 vs. 2016	2016 vs. 2015
Cost of services (exclusive of items shown below)	$2,769	$2,855	$2,874	(3)%	(1)%	(3)%	1%
Cost of products sold	359	337	356	7%	(5)%	7%	(3)%
Selling, general, and administrative	2,178	2,035	2,292	7%	(11)%	7%	(10)%
Depreciation and amortization	972	949	1,022	2%	(7)%	2%	(6)%
Other operating expenses	143	51	53	180%	(4)%	180%	(2)%
Total expenses (excluding reimbursable items)	6,421	6,227	6,597	3%	(6)%	3%	(5)%
Reimbursable debit network fees, postage, and other	3,923	3,745	3,687	5%	2%	5%	2%
Total expenses	$10,344	$9,972	$10,284	4%	(3)%	4%	(2)%

Cost of services

	Year ended December 31,					Percent Change		Reported Constant Currency Percent Change
(in millions)	2017		2016		2015	2017 vs. 2016	2016 vs. 2015	2017 vs. 2016	2016 vs. 2015
Salaries, wages, and bonus	$1,443	(a)	$1,474		$1,481	(2)%	—%
Stock-based compensation	72	(b)	112	(d)	130	(35)%	(14)%
Outside professional services	258	(c)	264	(e)	250	(2)%	6%
Software, telecommunication infrastructure, and repairs	387	(c)	396	(e)	380	(2)%	4%
Other	609		609	(f)	633	—%	(4)%
Cost of services expense	$2,769		$2,855		$2,874	(3)%	(1)%	(3)%	1%

(a)	Expense decreased in 2017 compared to 2016 due to a $31 million decline in salaries and wages related to productivity improvements and enhancements.

(b)
The decline in stock based compensation of $40 million resulted from a $34 million decrease relating to reallocation from cost of services to selling, general and administrative expenses to better align with our operations, $22 million decline in one-time expense related to our initial public offering in 2015, offset by an increase of $16 million in recurring stock-based compensation incurred over the vesting life of normal service-based stock awards.

(c)	Outside professional services and Software, telecommunication, infrastructure and repairs expense decreased by $15 million due to benefits achieved through our cost initiatives.

(d)
Stock compensation expense decreased in 2016 compared to 2015 by $18 million as a result of a $78 million one-time expense in 2015 related to our initial public offering, partially offset by an increase of $60 million in recurring stock-based compensation incurred over the vesting life of normal service-based stock awards.

(e)	Outside professional services and Software, telecommunication, infrastructure and repairs expense increased by $30 million as we continue to invest in our core operating businesses.

(f)
Other expenses declined as 2015 was negatively impacted by two client-related matters totaling $24 million. In addition, included within other expenses is an increase of approximately $25 million in merchant credit losses, partially offset by a decline of warranty expense within NSS of $10 million. Merchant credits losses increased due to higher fraud rates and charge-backs resulting from a liability shift post EMV. Warranty expense declined driven by lower volumes within our TeleCheck business. The remaining decline in other expense was driven by expense rationalization from our previously announced cost management initiatives.

Cost of products sold

Cost of products sold expense increased in 2017 compared to 2016 due to hardware expenses, impacted by a $47 million change in accounting relating to our Clover terminals effective as of January 1, 2017. Cost of products sold decreased in 2016 compared to 2015 due to decline in hardware sales.

Selling, general, and administrative

	Year ended December 31,					Percent Change		Reported Constant Currency Percent Change
(in millions)	2017		2016		2015	2017 vs. 2016	2016 vs. 2015	2017 vs. 2016	2016 vs. 2015
Salaries, wages, bonus, and other	$655		$659	(e)	$697	(1)%	(5)%
Stock-based compensation	173	(a)	151	(f)	199	15%	(24)%
Independent sales organizations (ISOs) commissions	637		618	(g)	642	3%	(4)%
Outside professional services	219	(b)	182	(h)	295	20%	(38)%
Commissions	182	(c)	137	(e)	158	33%	(13)%
Other	312	(d)	288	(e)	301	8%	(4)%
Selling, general, and administrative expense	$2,178		$2,035		$2,292	7%	(11)%	7%	(10)%

(a)
Stock based compensation expense increased $22 million. The increase in stock based compensation of $22 million resulted from a $34 million increase relating to reallocation from cost of services to selling, general, and administrative expenses to better align with our operations, $18 million in recurring stock-based compensation incurred over the vesting life of normal service-based stock awards offset by $30 million decline in one-time expense related to our initial public offering in 2015.

(b)	Outside Professional services expense increased $37 million due to higher legal and consulting fees.

(c)	Commissions increase is attributed to the acquisitions of CardConnect and BluePay.

(d)	Other expenses increased due to $15 million increase related to advertising expenses for marketing initiatives in 2017 and $11 million related to the acquisition of CardConnect and BluePay.

(e)
Salaries, wages, bonus, and other decrease was driven by Commissions expense decline of $21 million and miscellaneous other expenses decline of $13 million, all driven by expense rationalization from our previously announced cost management initiatives.

(f)
Stock based compensation expense declined $48 million. The decline in stock-based compensation resulted from a $124 million decline in one-time expense related to our initial public offering in 2015, partially offset by an increase of $76 million in recurring stock-based compensation incurred over the vesting life of normal service-based stock awards.

(g)	Retail ISO commissions declined $24 million due to consolidation of Retail ISOs to Wholesale ISOs via acquisition.

(h)
The Outside professional services expense decline was driven by a $100 million decline in KKR related expenses, of which $78 million related to termination of our Management Agreement with KKR during 2015.

Depreciation and amortization

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Depreciation expense	$321	$300	$290	7%	3%
Amortization expense	651	649	732	—%	(11)%
Depreciation and amortization	$972	$949	$1,022	2%	(7)%

Depreciation expense increased due to higher capital expenditure investments, primarily relating to equipment under capital lease, over the past several years. Amortization expense increased in 2017 which was attributed to the CardConnect and BluePay acquisitions, offset partially by reduction in amortization expense on acquisition intangibles. Amortization expense in 2016 decreased due to a reduction in amortization expense on acquisition of intangibles.

Other operating expenses

	Year ended December 31,					Percent Change
(in millions)	2017		2016		2015	2017 vs. 2016	2016 vs. 2015
Restructuring, net	$83	(a)	$49		$53	70%	(8)%
Deal and deal integration costs	27	(b)	—		—	NM	NM
Asset impairment	13	(c)	—		—	NM	NM
Other	20	(c)	2	(d)	—	NM	NM
Other operating expenses	$143		$51		$53	NM	(4)%

(a)	Other operating expenses increased in 2017 compared to 2016 as restructuring expense increased $34 million due to our ongoing expense management initiative.

(b)	Deal and deal integration costs related to costs associated with the acquisitions of CardConnect and BluePay.

(c)
Asset impairment and other costs increased $31 million due to the resolution of two customer related matters of $10 million, a $6 million loss on a prepaid asset related to an early contract terminated, and a write-down of abandoned technology.

(d)	Other increased in 2016 compared to 2015 as we incurred a $5 million loss from the settlement of a client related matter in 2016.

Refer to note 10 “Other Operating Expenses” to our consolidated financial statements in Part II, Item 8 of this Form 10-K for details regarding other operating expenses.
Interest expense, net

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Interest expense, net	$(931)	$(1,078)	$(1,534)	(14)%	(30)%

Interest expense, net decreased due to lower weighted-average interest rates as a result of debt extinguishments and refinancing as well as lower average outstanding principal balances. Interest expense, net includes fees incurred to modify long-term debt in the amount of $10 million and $29 million for the years ended December 31, 2017 and 2016, respectively. Refer to note 2 "Borrowings" to our consolidated financial statements in Part II, Item 8 of this Form 10-K.

Loss on debt extinguishment

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Loss on debt extinguishment	$(80)	$(70)	$(1,068)	14%	(93)%

Refer to note 2 “Borrowings” to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information.
Other income

	Year ended December 31,
(in millions)	2017		2016		2015
Investment gains	$1		$35	(a)	$—
Derivatives	—		(5)	(b)	(17)
Divestitures, net gain (loss)	18	(c)	(34)		5
Non-operating foreign currency (loss) gains	(1)	(d)	19	(d)	41
Other miscellaneous (loss) income	(2)		2		—
Other income	$16		$17		$29

(a)
Investment gains in 2016 represent the sale of our share in Visa Europe (VE). Additionally in 2016, we sold our 49% minority interest in an international joint venture which resulted in a pretax gain of $7 million.

(b)
The losses on derivatives in 2016 and 2015 are driven by fair value adjustments on our nondesignated interest rate contracts. See note 13 "Derivative Financial Instruments" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information on our derivative contracts.

(c)
Divestitures, net gain (loss) in 2017 relates to our online banking business, which we contributed in exchange for a 50% ownership in Apiture, a joint venture, both of these businesses are reported within the NSS segment. The loss in 2016 represents the sale of our Australian ATM business on September 30, 2016. The Australian ATM business was reported as part of GBS. See note 12 "Acquisitions and Dispositions" to our consolidated financial statement in Part II, Item 8 of this Form 10-K for additional information on our significant divestitures.

(d)
Non-operating foreign currency (loss) gain represents net gains and losses related to currency translations on our intercompany loans in all years as well as gains on euro-denominated debt in 2015. We designated all of our euro-denominated debt as a hedge against our net investment in euro business as of January 1, 2016, which would have eliminated income statement gains of $70 million prior to 2016, if the hedge was in place and fully effective during those periods.

Income taxes

	Year ended December 31,
(in millions)	2017	2016	2015
Income tax (benefit) expense	$(729)	$81	$101
Effective income tax rate	(78)%	11%	(9)%

Our global effective tax rate differs from the statutory rates as a result of recognizing tax expense on income from certain foreign jurisdictions while recording no taxes on certain foreign losses subject to deferred tax valuation allowances. In 2017, the tax rate was also positively impacted by a $1.3 billion release of valuation allowances in the U.S. jurisdiction, partially offset by a $353 million negative impact of the reduction to our net deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act.

Following the recognition of significant deferred tax valuation allowances in 2012, we have regularly experienced substantial volatility in our effective tax rate in interim periods and across years. This has been due to deferred income tax benefits not being recognized in several jurisdictions, most notably in the United States. During 2017, the valuation allowance in the U.S. jurisdiction was released, creating a large tax rate benefit. This release of the valuation allowance should reduce most of the effective tax rate volatility in future periods.

Pre-tax income (loss) generated and the effective income tax rate in domestic and foreign jurisdictions for the years ended December 2017, 2016 and 2015 are as follows:

	Year ended December 31,
	2017			2016			2015
(in millions)	Domestic	Foreign	Total	Domestic	Foreign	Total	Domestic	Foreign	Total
Pre-tax income (loss)	$484	$451	$935	$492	$249	$741	$(1,332)	$165	$(1,167)
Income tax (benefit) expense	(827)	98	(729)	40	41	81	21	80	101
Effective income tax rate	(171)%	22%	(78)%	8%	16%	11%	(2)%	48%	(9)%
The significant jurisdictions comprising our foreign income tax expense are Argentina, Brazil, Ireland and the UK.  Effective income tax rates in these significant jurisdictions vary from local statutory rates due to valuation allowances and tax contingencies impacting certain jurisdictions. Given the significance of the pre-tax income (loss) in the U.S. compared to foreign jurisdictions, and the impact of the release of the valuation allowance in the U.S. jurisdiction, we do not believe changes in the mix of income between our foreign jurisdictions will significantly impact the overall results of operations.

From 2007 through 2015, we were in a net operating loss position in the U.S. federal and combined state jurisdictions. During 2016 and 2017, we generated profits in the U.S. jurisdiction, causing significant portions of these net operating losses to be utilized. As a result of this improved profitability, expected future performance, and the length of time remaining before the net operating losses will expire, we determined that it was more likely than not that our net deferred tax assets in the U.S. jurisdiction would be realized, and, therefore, we released the valuation allowance against these deferred tax assets. Despite the valuation allowance release in the U.S. jurisdiction, we continue to maintain the valuation allowance against deferred tax assets related to tax losses in many states and certain foreign countries. It is unlikely that our assessment regarding these valuation allowances will change in the foreseeable future.

On December 22, 2017, the Tax Cuts and Jobs Act (tax reform bill) was signed into law in the U.S. The provisions of the tax reform bill with the most significant implications to us were the reduction of the federal tax rate from 35% to 21%, the creation of a 100% participation exemption for foreign dividends, the enactment of a one-time transition tax on existing foreign earnings, limitations on the deductibility of interest expense, and the establishment of global intangible low-taxed income (GILTI) rules. The first three provisions impacted the year-ended December 31, 2017. Because our deferred tax assets exceed our deferred tax liabilities in the U.S., the reduction of the tax rate provided by the tax reform bill resulted in a negative impact to the tax rate of $194 million. The one-time transition tax coupled with the 100% participation exemption had an immaterial impact on the tax rate. Because we have historically repatriated our foreign earnings, our cumulative foreign deficits exceed our cumulative foreign profits, causing our one-time taxable inclusion under the transition tax rules to be zero. As a result of the future participation exemption, we determined that we will not have enough future foreign sourced income to utilize any foreign tax credit carryforwards, and have therefore determined that we will amend our 2010-2016 tax returns to elect to claim foreign tax deductions, rather than foreign tax credits. The deferred tax impact of changing our election from a credit to a deduction was $159 million. This change was assumed when determining the appropriate valuation allowance on our foreign tax credit carryforwards in prior years, and as a result, the decision to amend the returns had an immaterial net tax rate impact.

Overall, we expect the impact of the tax reform bill on future years to be positive. The reduction in the tax rate coupled with the participation exemption on foreign dividends will drive the tax rate lower than what would have been expected without passage of the tax reform bill. On the other hand, because of our significant interest expense in the U.S. and our relatively small investment in foreign tangible property, we expect the limitations on interest deductibility and the GILTI provisions to have a negative impact to our tax rate. Overall, we believe that the benefits of the lower tax rate and the participation exemption will exceed the negative effect of the limits on interest deductibility and the GILTI provisions, but we are still in the process of evaluating these provisions for their full impact on future periods. Based upon our preliminary analysis, we are projecting our future tax rate to be in the mid-

to-high 20% range. The reversal of the valuation allowance has no impact on First Data’s U.S. federal NOL balance, and we continue to estimate that it will be largely shielded from paying U.S. federal cash taxes through the end of 2020.

As permitted by Staff Accounting Bulletin No. 118, provisional amounts estimated based on information available as of December 31, 2017 are made for the adjustments to deferred tax assets and liabilities, the calculation of the transition tax, and certain valuation allowance assessments. These amounts are subject to change as we obtain information necessary to complete the calculations. We will recognize any changes to the provisional amounts as we refine our estimates and our interpretations of the application of the 2017 Tax Act.

We, or one or more of our subsidiaries, file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2017, we were no longer subject to income tax examination by the U.S. federal jurisdiction for years before 2005. State and local examinations are substantially complete through 2006. Foreign jurisdictions generally remain subject to examination by their respective authorities from 2007 forward, none of which are considered major jurisdictions. Refer to note 8 "Income Taxes" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information.
Equity earnings in affiliates

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Equity earnings in affiliates	$222	$260	$239	(15)%	9%

Equity earnings in affiliates relate to the earnings of our merchant alliance partnerships and decreased in 2017 compared to 2016 due to a decline in the results of our North American joint ventures driven by significant decline in leadflow.

Equity earnings in affiliates relate to the earnings of our merchant alliance partnerships and increased in 2016 compared to 2015 due to revenue growth within our Wells Fargo Merchant Services joint venture and lower amortization expense of $14 million.
Net income attributable to noncontrolling interests and redeemable noncontrolling interest

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Net income attributable to noncontrolling interests and redeemable noncontrolling interest	$199	$240	$213	(17)%	13%

Net income attributable to noncontrolling interests and redeemable noncontrolling interest relates to the interest of our merchants in our consolidated merchant alliances and decreased in 2017 compared to 2016 due to a decline in the results of our North American joint ventures mainly due to significant decline in leadflow. Refer to note 5 “Stockholders' Equity and Redeemable Noncontrolling Interest" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information.

Net income attributable to noncontrolling interests and redeemable noncontrolling interest increased in 2016 compared to 2015 due to net volume growth within our Bank of America Merchant Services alliance.

Segment EBITDA Overview
The following table displays Segment EBITDA by segment for the periods indicated:

	Year ended December 31,			Percent Change		Reported Constant Currency Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015	2017 vs. 2016	2016 vs. 2015
Segment EBITDA:
Global Business Solutions	$1,824	$1,725	$1,681	6%	3%	6%	5%
Global Financial Solutions	680	646	547	5%	18%	6%	22%
Network & Security Solutions	729	666	639	9%	4%	9%	4%
Corporate	(167)	(145)	(140)	15%	4%	15%	4%
Total Segment EBITDA	$3,066	$2,892	$2,727	6%	6%	7%	8%

The following table displays Segment EBITDA margin by segment for the periods indicated:

	Year ended December 31,			Change
	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Segment EBITDA Margin:
Global Business Solutions	37.2%	36.9%	35.5%	30	140
Global Financial Solutions	41.9%	40.6%	36.6%	130	400
Network & Security Solutions	47.2%	44.8%	43.6%	240	120
Total Segment EBITDA Margin	38.0%	37.3%	35.5%	70	180

Global Business Solutions

Global Business Solutions Segment EBITDA increased 6% in 2017 compared to 2016 primarily driven by the impact of the revenue items noted previously within "Global Business Solutions segment results" above, the acquisition of CardConnect and BluePay, along with expense declines driven by expense management initiatives.

Global Business Solutions Segment EBITDA increased 3% in 2016 compared to 2015 primarily driven by the impact of the revenue items noted previously within "Global Business Solutions segment results" above, along with expense declines driven by our expense management initiatives. Currency translation negatively impacted segment adjusted EBITDA by approximately $40 million compared to the prior period.

Global Financial Solutions

Global Financial Solutions Segment EBITDA increased 5% in 2017 compared to 2016 due to the impact of the revenue items noted within "Global Financial Solutions segment results" above and lower expenses driven by $25 million of operational efficiencies and lower plastics volumes in North America partially offset by increased investment in the international regions. Currency translation negatively impacted segment adjusted EBITDA by approximately $7 million compared to the prior period.

Global Financial Solutions Segment EBITDA increased 18% in 2016 compared to 2015 due to the impact of the revenue items noted within "Global Financial Solutions segment results" above, which for the year ended December 31, 2016 includes $27 million from contract modifications and resolution of license fee disputes. The revenue growth was partially offset by an increase in variable expenses within our North America region. Currency translation negatively impacted segment adjusted EBITDA by approximately $20 million compared to the prior period.

Network & Security Solutions

Network & Security Solutions Segment EBITDA increased 9% in 2017 compared to 2016 due to the revenue items noted within "Network & Security Solutions segment results". In addition to revenue growth, expenses declined due to cost management initiatives in 2017.

Network & Security Solutions Segment EBITDA increased 4% in 2016 compared to 2015 due to the revenue items noted within "Network & Security Solutions segment results". In addition to revenue growth, expenses declined for the year ended December 31, 2016 by approximately $6 million due to expenses associated with strategic investments made during the first quarter of 2015.

Corporate

Corporate Segment EBITDA loss increased in 2017 compared to 2016 due to higher legal and incentive compensation related expenses.

Corporate Segment EBITDA loss increased modestly in 2016 compared to 2015 as a decrease in incentive compensation expense was partially offset by growth in technology and infrastructure costs.
Adjusted Net Income

Adjusted net income is a non-GAAP financial measure used by management that provides an alternative view of performance. Adjusted net income excludes amortization of acquisition-related intangibles, stock-based compensation, restructuring costs and other items affecting comparability and, therefore, are not reflective of continuing operating performance. Management believes that the presentation of adjusted net income provides users of our financial statements greater transparency into ongoing results of operations allowing them to better compare our results from period to period. This non-GAAP measure is not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, adjusted net income is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. These measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

The following table reconciles the reported net income presented in accordance with GAAP to the non-GAAP financial measure of adjusted net income for the years ended December 31, 2017 and 2016:

	Year ended December 31,			Percent Change
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Net income (loss) attributable to First Data Corporation	$1,465	$420	$(1,481)	NM	NM
Adjustments:
Stock-based compensation	245	263	329	(7)%	(20)%
Loss on debt extinguishment	80	70	1,068	14%	(93)%
Amortization of acquisition intangibles and deferred financing costs(a)	403	422	579	(5)%	(27)%
(Gain) loss on disposal of businesses	(18)	34	—	NM	NM
Gain on Visa Europe share sale	—	(29)	—	NM	NM
Restructuring	83	49	53	69%	(8)%
Intercompany foreign exchange gain (loss)	1	(19)	41	NM	NM
Fees paid on debt modification	10	29	—	(66)%	NM
Impairment, litigation, and other(b)	24	11	96	118%	(89)%
Deal and deal integration costs	27	—	—	NM	NM
Mark-to-market adjustment for derivatives and euro-denominated debt	—	5	(53)	(100)%	(109)%
Income tax on above items(c)	(895)	(35)	(11)	NM	NM
Adjusted net income attributable to First Data Corporation	$1,425	$1,220	$621	17%	96%
NM represents not meaningful

(a)
Represents amortization of intangibles established in connection with the 2007 Merger and acquisitions we have made since 2007, excluding the percentage of our consolidated amortization of acquisition intangibles related to non-wholly owned consolidated alliances equal to the portion of such alliances owned by our alliance partners. Also, includes amortization related to deferred financing costs of $10 million, $29 million and $6 million for the years ended December 31, 2017, 2016, and 2015, respectively.

(b)
Represents impairments, non-normal course litigation and regulatory settlements, investments gains (losses), and other, as applicable to the periods presented. The 2015 balance includes a $78 million termination fee paid to KKR upon consummation of our initial public offering.

(c)
The tax effect of the adjustments between our GAAP and adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. effective tax rate for certain adjustments, including the majority of amortization of intangible assets, deferred financing costs, stock compensation, and loss on debt extinguishment; whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions. Income tax (expense) benefit also includes the impact of significant discrete tax items impacting Net income (loss) attributable to First Data Corporation. The significant change in income taxes in the current period is primarily driven by a $1,289 million tax benefit associated with the release of valuation allowances in the U.S. federal jurisdiction, partially offset by a $353 million tax expense associated with the impact of tax reform on our deferred tax assets.

Adjusted net income for the year ended December 31, 2017 improved due to better operating performance and lower interest expense. Growth in depreciation partially offset adjusted net income for the year ended December 31, 2017.

Adjusted net income for the year ended December 31, 2016 improved due to better operating performance and lower interest expense.
Liquidity and Capital Resources

Our source of liquidity is principally cash generated from operating activities supplemented by our receivable securitization facility and, as necessary, on a short-term basis by borrowings against our senior secured revolving credit facility. We believe our current level of cash and short-term financing capabilities along with future cash flows from operations are sufficient to meet the ongoing needs of the business. To the extent future cash flows exceed the ongoing needs of the business, we may use all or a portion of the excess cash to reduce our debt balances.

Since our IPO which occurred in October 2015, we have executed various amendments and modifications to our debt agreements in an effort to lower our overall cost of debt and to extend debt maturities. Prior to 2017, we primarily used excess cash generated by the business and funds raised via the IPO to pay down certain tranches of debt. In 2017, we acquired 100% of CardConnect and BluePay for net consideration of $763 million and $759 million, respectively. For additional detail about these acquisitions, see note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for the year ended December 31, 2017.

Total borrowings and net debt

For the year ended December 31, 2017, net debt increased due to acquisitions. The chart below shows the net debt balances as of December 31, 2017 and 2016. Net debt is a non-GAAP measure defined as total long-term borrowings plus short-term and current portion of long-term borrowings at par value excluding lines of credit used for settlement purposes less cash and cash equivalents. We believe that net debt provides additional insight on the level and management of leverage. Net debt is not, and should not be viewed as, a substitute for total outstanding GAAP borrowings.

	As of December 31,
(in millions)	2017	2016
Total long-term borrowings	$17,927	$18,131
Total short-term and current portion of long-term borrowings	1,271	358
Total borrowings	19,198	18,489
Unamortized discount and unamortized deferred financing costs	126	156
Total borrowings at par	19,324	18,645
Less: settlement lines of credit and other arrangements	205	84
Debt	19,119	18,561
Less: cash and cash equivalents	498	385
Net debt	$18,621	$18,176

Our current level of debt may limit our ability to get additional funding at our current funding rate beyond our revolving credit facility and receivable securitization facility if needed. Details regarding our debt structure are provided in note 2 "Borrowings" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for the year ended December 31, 2017.

Credit ratings

As of February 20, 2018, our long-term corporate family rating from Moody’s was B1 (outlook stable). The long-term local issuer credit rating from Standard and Poor’s was B+ (outlook stable). The long-term issuer default rating from Fitch was B+ (outlook positive). A decrease in our credit ratings could affect our ability to access future financing at current funding rates, which could result in increased interest expense in the future.

Cash and cash equivalents

Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. As of December 31, 2017 and 2016, we held $498 million and $385 million in cash and cash equivalents, respectively.

The following table details the cash and cash equivalents as of December 31, 2017 and 2016:

	As of December 31, 2017				As of December 31, 2016
(in millions)	Available	Unavailable		Total	Available	Unavailable		Total
Domestic	$50	$101	(a)	$151	$12	$102	(a)	$114
International	227	120	(b)	347	127	144	(c)	271
Total	$277	$221		$498	$139	$246		$385

(a)
Represents cash held by two of our domestic entities that are not available to fund operations outside of these entities unless the Board of Directors of those respective entities declare a dividend. Also, one of these entities is subject to regulatory capital requirements that must be satisfied before a dividend may be declared.

(b)
Consolidated foreign joint ventures held $110 million in cash and cash equivalents until the joint ventures' Board of Directors authorize a distribution. In addition, $10 million of the remaining unavailable cash and cash equivalents in our international subsidiaries is held in countries that have currency controls.

(c)
Consolidated foreign joint ventures held $134 million in cash and cash equivalents until the joint ventures' Board of Directors authorize a distribution. In addition, $10 million of the remaining unavailable cash and cash equivalents in our international subsidiaries is held in countries that have currency controls.

Cash flows

	Year ended December 31,
Source/(use) (in millions)	2017	2016	2015
Net cash provided by operating activities	$2,047	$2,111	$795
Net cash used in investing activities	(1,952)	(361)	(685)
Net cash provided by (used in) financing activities	9	(1,734)	(16)

Cash flows from operating activities

The chart below reconciles the change in operating cash flows for the years ended December 31, 2016 to December 31, 2017 and December 31, 2015 to December 31, 2016:

	Year ended December 31,
Source/(use) (in millions)	2017	2016
Net cash provided by operating activities, previous period	$2,111	$795
Increases (decreases) in:
Net income, excluding other operating expenses and other income (a)	270	840
Depreciation and amortization	12	(72)
Working capital	(346)	548
Net cash provided by operating activities, end of period	$2,047	$2,111

(a)	Excludes loss on debt extinguishment, stock-based compensation expense and other non-cash items.

Our operating cash flow is significantly impacted by our level of debt. Approximately $0.9 billion, $1.0 billion, and $1.8 billion in cash interest, net of interest rate swap settlements, was paid during 2017, 2016, and 2015, respectively. The decrease in cash interest in 2017 compared to 2016 is due to lower spreads on term loan debt, lower payments on interest rate derivatives, and lower average outstanding principal balances, partially offset by higher LIBOR rates and a timing shift on bond coupon payments associated with bonds or term loans that were refinanced in both periods.

Refer to "Item 7A. Quantitative and Qualitative Disclosures about Market Risk" for a detailed discussion on how a 100 basis point increase in the applicable London Interbank Offered Rate (LIBOR) index on an annualized basis would impact our annual interest expense.

The table below represents the working capital change for the years ended December 31, 2017 compared to the same period in 2016:

	Year ended December 31,
Source/(use) (in millions)	2017	2016	Change
Accounts receivable, current and long term (a)	$(196)	$(81)	$(115)
Other assets, current and long term (b)	(36)	61	(97)
Accounts payable and other liabilities, current and long term (c)	(82)	35	(117)
Income tax accounts (d)	(16)	1	(17)
Total working capital change	$(330)	$16	$(346)

(a)	Decrease due to year-end timing and growth in pre-funding for one of our retail clients.

(b)	Decrease resulted from $49 million related to inventory working capital initiative in 2016, $24 million in prepaid maintenance contacts, and interest rate swaps.

(c)	Decrease is attributable to timing of payments.

(d)	Decrease is related to income tax payments in 2017.
The table below represents the working capital change for the years ended December 31, 2016 compared to the same period in 2015:

	Year ended December 31,
Source/(use) (in millions)	2016	2015	Change
Accounts receivable, current and long term (a)	$(81)	$(184)	$103
Other assets, current and long term (b)	61	(199)	260
Accounts payable and other liabilities, current and long term (c)	35	(162)	197
Income tax accounts (d)	1	13	(12)
Total working capital change	$16	$(532)	$548

(a)	Increase is driven by $102 million reclassification related to settlement activities to conform certain domestic and international businesses to our global policies.

(b)	Increase due to $96 million from the settlement of cross-currency swaps in 2016 and the timing of working capital requirements and operational improvements impacting inventory levels.

(c)
Increase is resulting from $271 million of accelerated interest payments in 2015 related to debt extinguishments offset by the non-recurrence of two supplier signing bonuses received in the prior year.

(d)	Decrease related to income tax payments in 2016.
Cash flows from investing activities
The table below summarizes the changes in investing activities for the years ended December 31, 2017 and 2016:

	Year ended December 31,
Source/(use) (in millions)	2017	2016	Change
Acquisitions (a)	$(1,607)	$(6)	$(1,601)
Dispositions (b)	88	38	50
Capital expenditures	(518)	(477)	(41)
Other (c)	85	84	1
Net cash used in investing activities	$(1,952)	$(361)	$(1,591)

(a)
Decrease is related to acquisition of Acculynk, CardConnect and BluePay during 2017. For additional detail about these acquisitions, see note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for the year ended December 31, 2017.

(b)
Increase driven by proceeds from our 2017 Baltics disposition offset by 2016 sale of the Australian ATM business. For additional detail about these dispositions, see note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for the year ended December 31, 2017.

(c)	Other represents proceeds from maturity of net investment hedge, proceeds from sale of property and equipment, purchase of equity method investments, and other investing activities.

The table below summarizes the changes in investing activities for the years ended December 31, 2016 and 2015:

	Year ended December 31,
Source/(use) (in millions)	2016	2015	Change
Acquisitions (a)	$(6)	$(89)	$83
Dispositions (b)	38	4	34
Capital expenditures	(477)	(602)	125
Other (c)	84	2	82
Net cash used in investing activities	$(361)	$(685)	$324

(a)
Increase driven by the 2015 acquisitions of Spree, First Pay, and Transaction Wireless Inc. For additional detail about these acquisitions, see note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for the year ended December 31, 2017.

(b)
Increase driven by the 2016 sale of the Australian ATM business. For additional detail about these dispositions, see note 12 "Acquisitions and Dispositions" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for the year ended December 31, 2017.

(c)
Increase is driven by 2016 sale of two facilities of $38 million, $27 million of cash received from our investment in Visa Europe. Change was partially offset by $17 million of proceeds from the sale of two facilities in 2015 and an investment in an international joint venture.

Cash flows from financing activities
The table below summarizes the changes in financing activities for the years ended December 31, 2017 and 2016:

	Year ended December 31,
Source/(use) (in millions)	2017	2016	Change
Net debt transactions (a)	$382	$(1,335)	$1,717
Proceeds from issuance of common stock	50	23	27
Other (b)	(423)	(422)	(1)
Net cash provided by (used in) financing activities	$9	$(1,734)	$1,743

(a)
We are regularly looking for opportunities to lower our interest expense and extend maturity dates. The increase in net debt transactions is due to the capital needs associated with acquiring BluePay and CardConnect. Details regarding our debt structure are provided in note 2 "Borrowings" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for the year ended December 31, 2017.

(b)
Other represents payment of call premiums and debt issuance cost, payment of taxes related to net settlement of equity awards, distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest and other financing activities.

The table below summarizes the changes in financing activities for the years ended December 31, 2016 and 2015:

	Year ended December 31,
Source/(use) (in millions)	2016	2015	Change
Net debt transactions (a)	$(1,335)	$(1,341)	$6
Proceeds from issuance of common stock (b)	23	2,718	(2,695)
Other (c)	(422)	(1,393)	971
Net cash used in financing activities	$(1,734)	$(16)	$(1,718)

(a)
We are regularly looking for opportunities to lower our interest expense and extend maturity dates. Details regarding our debt structure are provided in note 2 "Borrowings" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for the year ended December 31, 2017.

(b)	Decrease driven by $2.7 billion of proceeds from our initial public offering in 2015.

(c)	Increase due to payments of call premiums and debt fees related to 2015 debt extinguishments.

Free Cash Flow

Free cash flow is a non-GAAP measure defined as cash flow provided by operating activities less capital expenditures, distributions to minority interests and other items. We consider free cash flow to be a liquidity measure that provides useful information to management and users of our financial statements about the amount of cash generated by the business which can then be used to, among other things, reduce outstanding debt and/or strategic acquisitions. Free cash flow is not, and should not be viewed as, a substitute for GAAP reported financial information.

The table below reconciles cash flow from operations to free cash flow for the years ended December 31, 2017 and 2016, respectively.

	Year ended December 31,
Source/(use) (in millions)	2017	2016	Change
Net cash provided by operating activities (a)(c)	$2,047	$2,111	$(64)
Capital expenditures	(518)	(477)	(41)
Distributions and dividends paid to noncontrolling interests, redeemable noncontrolling interest, and other (b)(c)	(170)	(418)	248
Free cash flow	$1,359	$1,216	$143

(a)	Net cash provided by operating activities decreased due to the items noted previously in the "Cash flows from operating activities" above.

(b)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest and other decreased due to $90 million received from the maturity of three net investment hedges in 2017, lower noncontrolling interest earnings, and the timing of distributions totaling $53 million.

(c)
The year ended December 31, 2016 balance includes a $102 million reclassification related to settlement activities to conform certain domestic and international businesses to our global policies, which increased "Cash and cash equivalents" and decreased "Accounts receivable, net" in our consolidated balances sheets. Free cash flow excludes the impact of reclassification.

The table below reconciles cash flow from operations to free cash flow for the years ended December 31, 2016 and 2015, respectively.

	Year ended December 31,
Source/(use) (in millions)	2016	2015	Change
Net cash provided by operating activities (a)(c)	$2,111	$795	$1,316
Capital expenditures (b)	(477)	(602)	125
Distributions and dividends paid to noncontrolling interests, redeemable noncontrolling interest, and other(c)	(418)	(312)	(106)
Free cash flow	$1,216	$(119)	$1,335

(a)	Net cash provided by operating activities increased due to the items noted previously in the "Cash flows from operating activities" above.

(b)
Change in capital expenditures is due to a $132 million increase in new capital leases and other financing arrangements. Capital leases and other financing arrangements are reflected within "Short-term and current portion of long-term borrowings" and "Long-term borrowings" within the consolidated balance sheets.

(c)
The year ended December 31, 2016 balance includes a $102 million reclassification related to settlement activities to conform certain domestic and international businesses to our global policies, which increased "Cash and cash equivalents" and decreased "Accounts receivable, net" in our consolidated balances sheets. Free cash flow excludes the impact of reclassification.

Letters, lines of credit, and other

	Total Available (a)		Total Outstanding
	As of December 31,		As of December 31,
(in millions)	2017	2016	2017	2016
Letters of credit (b)	$283	$250	$29	$41
Lines of credit and other (c)	546	489	205	84

(a)	Total available without giving effect to amounts outstanding.

(b)
Outstanding letters of credit are held in connection with lease arrangements, bankcard association agreements, and other security agreements. Letters of credit are issued against our revolving credit facility with a $250 million limit in 2017 and 2016.  The largest amount of letters of credit outstanding during 2017 was approximately $44 million. All letters of credit expire on or prior to December 15, 2018 with a one-year renewal option.  We expect to renew most of the letters of credit prior to expiration. On December 14, 2017, the Company executed a $33 million senior unsecured revolving credit facility maturing December 20, 2019, available for letters of credit. The interest rate associated with the credit facility was 1.85% for the year ended December 31, 2017. At the end of 2017, we were in the process of transitioning our letters of credit from the revolving credit facility to the senior unsecured credit facility. This resulted in duplicate letters of credit totaling $19 million, which are not included in the total outstanding balance above.

(c)
As of December 31, 2017 we had $531 million of committed lines of credit as well as certain uncommitted lines of credit and other agreements that are available in various currencies to fund settlement and other activity. We cannot use these lines of credit for general corporate purposes. Certain of these arrangements are uncommitted but, as of the dates presented, we had borrowings outstanding against them. Increase due to year-end timing and growth in pre-funding for one of our retail clients.

In the event one or more of the lines of credit becomes unavailable, we will utilize our existing cash, cash flows from operating activities, our receivable securitization facility or our senior secured revolving credit facility to meet our liquidity needs.
Guarantees and covenants All obligations under the senior secured revolving credit facility and our senior secured term loan facilities are unconditionally guaranteed by most of our existing and future, direct and indirect, wholly-owned, material domestic subsidiaries. The senior secured facilities contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness; create liens; enter into sale-leaseback transactions; engage in mergers or consolidations; sell or transfer assets; pay dividends and distributions or repurchase our capital stock; make investments, loans or advances; prepay certain indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing certain indebtedness; and change our lines of business. The senior secured facilities also require us to not exceed a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control. The senior secured term loan facility also requires mandatory prepayments based on a percentage of excess cash flow generated by us if we exceed a certain leverage ratio.

All obligations under the senior secured notes, senior notes, and senior subordinated notes are similarly guaranteed in accordance with their terms by each of our domestic subsidiaries that guarantee obligations under our senior secured term loan facility described above. These notes and facilities also contain a number of covenants similar to those described for the senior secured obligations noted above.

Although all of the above described instruments of indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, including the ability to incur indebtedness in connection with our settlement operations. We believe that the indebtedness that can be incurred under these exceptions as well as additional credit under the existing senior secured revolving credit facility are sufficient to satisfy our needs for the foreseeable future.
Covenant compliance Under the senior secured revolving credit and term loan facilities, certain limitations, restrictions, and defaults could occur if we are not able to satisfy and remain in compliance with specified financial ratios. We have agreed that we will not permit the Consolidated Senior Secured Debt to Covenant EBITDA Ratio (both as defined in the agreement) for any 12 month period (last four fiscal quarters) to be greater than 6.0 to 1.0.

The breach of this covenant could result in a default under the senior secured revolving credit facility and the senior secured term loan credit facility and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration could also result in a default under the indentures for the senior secured notes, senior notes, and senior subordinated notes. As of December 31, 2017, we were in compliance with all applicable covenants, including our sole financial covenant with Consolidated Senior Secured Debt of $12.3 billion, Covenant EBITDA of $3.5 billion and a Ratio of 3.49 to 1.0.

Covenant EBITDA is calculated by adjusting EBITDA to exclude unusual items as permitted in calculating covenant compliance under the credit facilities. Covenant EBITDA is further adjusted to add net income attributable to noncontrolling interests and redeemable noncontrolling interest of certain non wholly owned subsidiaries and exclude other miscellaneous adjustments that are used in calculating covenant compliance under the agreements governing our senior secured credit facilities. Because not all companies use identical calculations, this presentation of Covenant EBITDA may not be comparable to other similarly titled measures of other companies.

The calculation of Covenant EBITDA under our senior secured facilities was as follows:

(in millions)	Year Ended December 31, 2017
Net income attributable to First Data Corporation	$1,465
Interest expense, net	931
Income tax benefit	(729)
Depreciation and amortization	1,073
EBITDA	2,740

Loss on debt extinguishment	80
Stock-based compensation	245
Net income attributable to noncontrolling interests and redeemable noncontrolling interest	199
Projected near-term cost savings and revenue enhancements (1)	111
Restructuring, net	83
Non-operating foreign currency (gains) and losses	1
Equity entities taxes, depreciation and amortization (2)	14
Divestitures, net	(18)
Other (3)	68
Covenant EBITDA	$3,523

(1)
Reflects cost savings and revenue enhancements we expect to realize as a result of specific actions as if they were achieved on the first day of the period. Includes cost savings initiatives associated with the business optimization projects and other technology initiatives. We may not realize the anticipated cost savings pursuant to our anticipated timetable or at all.

(2)	Represents our proportional share of income taxes, depreciation, and amortization on equity method investments.

(3)	Includes items such as deal and deal integration costs, earn-outs, litigation and regulatory settlements, and other as applicable to the period presented.
Off-Balance Sheet Arrangements

During 2017, 2016, and 2015, we did not engage in any off-balance sheet financing activities other than those included in the “Contractual Obligations” discussion below and those reflected in note 14 "Commitments and Contingencies" to our consolidated financial statements in Part II, Item 8 of this Form 10-K.

Contractual Obligations

Our contractual obligations as of December 31, 2017 were as follows:

	Payments Due by Period
(in millions)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Borrowings (a)	$22,806	$941	$3,101	$5,329	$13,435
Capital lease obligations (b)	331	99	194	18	20
Operating leases	346	63	104	74	105
Purchase obligations (c):
Technology and telecommunications (d)	962	391	441	130	—
All other (e)	50	29	12	5	4
Total (f) (g)	$24,495	$1,523	$3,852	$5,556	$13,564

(a)
Includes future principal and cash interest payments on long-term borrowings through scheduled maturity dates. Includes $10.0 billion of variable rate debt, $4.3 billion of which is subject to fixed interest rate collar contracts which mitigate exposure to interest rate fluctuations, but are subject to contractual ceilings and floors. Borrowings and interest rate swaps are discussed in note 2 "Borrowings" and note 13 "Derivative Financial Instruments", respectively, to our consolidated financial statements in Part II, Item 8 of this Form 10-K. Interest payments for the variable rate debt and the associated interest rate swaps were calculated using interest rates as of December 31, 2017.

(b)	Represents future payments on existing capital leases, including interest expense, through scheduled expiration dates.

(c)
Many of our contracts contain clauses that allow us to terminate the contract with notice, and with or without a termination penalty. Termination penalties are generally an amount less than the original obligation. Certain contracts also have an automatic renewal clause if we do not provide written notification of our intent to terminate the contract. Obligations under certain contracts are usage-based and are, therefore, estimated in the above amounts. Historically, we have not had any significant defaults of our contractual obligations or incurred significant penalties for termination of our contractual obligations.

(d)
Technology and telecommunications represents obligations related to hardware purchases, including purchases of ATMs and terminals, as well as software licenses, hardware and software maintenance and support, technical consulting services, and telecommunications services.

(e)	All other includes obligations related to materials, data, non-technical contract services, facility security, investor management fees, maintenance, and marketing promotions.

(f)
We evaluate the need to make contributions to our pension plans after considering the funded status of the pension plans, movements in the discount rates, performance of the plan assets and related tax consequences. Expected contributions to our pension plan have not been included in the table as such amounts are dependent upon the considerations discussed above, and may result in a wide range of amounts. See note 15 "Employee Benefit Plans" to our consolidated financial statements in Part II, Item 8 of this Form 10-K.

(g)
As of December 31, 2017, we had approximately $270 million of tax contingencies comprised of approximately $259 million reported in long-term income taxes payable in the “Other long-term liabilities” line of our consolidated balance sheets, including approximately $4 million of income tax liabilities for which The Western Union Company (Western Union) is required to indemnify us, and approximately $11 million recorded as an increase of our deferred tax liability. These amounts have been excluded from the table because the settlement period cannot be reasonably estimated. The timing of these payments will ultimately depend on the progress of tax examinations with the various tax authorities.

Critical Accounting Policies

Goodwill: Goodwill represents the excess of cost over the fair value of net assets acquired, including identifiable intangible assets, and has been allocated to reporting units. Our reporting units are businesses at the operating segment level or one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management.

We test goodwill annually for impairment, as well as upon an indicator of impairment, by first performing a qualitative assessment at the reporting unit level for all reporting units with the exception of the GBS reporting unit for which we begin with a quantitative assessment. The qualitative assessment evaluates company, industry, and macroeconomic events and circumstances to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying value. If it is determined through the qualitative assessment that it is more likely than not that the fair value is less than the carrying value, we proceed to a quantitative assessment.

For reporting units tested using a quantitative assessment, fair value is based on a discounted cash flow model involving several assumptions. When appropriate we consider assumptions that we believe a hypothetical marketplace participant would use in estimating future cash flows. The key assumptions include segment EBITDA growth and weighted-average cost of capital (discount rate). We determined segment EBITDA growth based on management estimates and business plans. Discount rate assumptions are based on an assessment of the risk inherent in future cash flows of the respective reporting unit as well as cost of debt and equity. If it is determined through quantitative assessment that the fair value is less than the carrying value, the amount by which the carrying value exceeds the fair value, limited to the amount of goodwill recorded and taking into consideration the effect of any tax deductible goodwill, is recorded as an impairment of goodwill.

An impairment charge of a reporting unit’s goodwill could have a material adverse effect on our financial results. An impairment charge may be caused by changes in the underlying business and economic conditions, the most relevant of which would be a deterioration in global economic conditions. Deterioration in global economic conditions could cause us to experience a decrease in our segment EBITDA. Furthermore, volatility in the debt markets which impacted our debt yields, could affect these estimates used in the analysis discussed above, which in turn could affect the fair value of the reporting unit. Thus, it is possible for reporting units that record impairments to record additional impairments in the future. All key assumptions and valuations are determined by and are the responsibility of management. The factors used in the impairment analysis are inherently subject to uncertainty. We believe that we have made reasonable estimates and assumptions to determine the fair value of our reporting units, if actual results are not consistent with these estimates and assumptions, goodwill and other intangible assets may be overstated which could trigger an impairment charge.

As of December 31, 2017, the carrying value of goodwill was $17.7 billion of which $15.1 billion related to our GBS reporting unit. As of October 1, 2017, the most recent impairment analysis date, our GBS reporting unit's fair value exceeded its carrying value by 13% and all other reporting units passed their respective qualitative assessments. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of our reporting units may include such items as the following:

•
Global economic, political, and other conditions may adversely affect trends in consumer, business, and government spending, which may adversely impact the demand for our services and our revenue and profitability;

•
Our ability to anticipate and respond to changing industry trends and the needs and preferences of our clients and consumers may affect our competitiveness or demand for our products, which may adversely affect our operating results;

•	Substantial and increasingly intense competition worldwide in the financial services, payments, and technology industries may materially and adversely affect our overall business and operations;

•	Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business;

•	The market for our electronic commerce services is evolving and may not continue to develop or grow rapidly enough for us to maintain and increase our profitability;

•	If we are unable to maintain merchant relationships and alliances, our business may be adversely affected;

•	Failure to obtain new clients or renew client contracts on favorable terms could adversely affect results of operations and financial condition; and

•	Cost savings initiatives may not produce the savings expected and may negatively impact our other initiatives and efforts to grow our business.

See "Risk Factors" in Part I, Item 1A of this Form 10-K for further discussions of risks that could affect our business.

An additional analysis was performed for our GBS reporting unit, which sensitized the base discount rate by an additional 50 basis points. GBS passed by a margin of 5%. Refer to note 1 "Summary of Significant Accounting Policies" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information regarding goodwill.

Reserve for merchant credit losses and check guarantees: Our merchant clients (or those of our unconsolidated alliances) have the liability for any charges properly reversed by the cardholder. In the event, however, that we are not able to collect such amounts from the merchants due to merchant fraud, insolvency, bankruptcy or another reason, we may be liable for any such reversed charges. Our risk in this area primarily relates to situations where the cardholder has purchased goods or services to be delivered in the future and which have yet to be delivered.

Our obligation to stand ready to perform is minimal in relation to the total dollar volume processed. We require cash deposits, guarantees, letters of credit or other types of collateral from certain merchants to minimize this obligation. The amounts of collateral held by us and our unconsolidated alliances are as follows:

	As of December 31,
(in millions)	2017	2016
Cash and cash equivalents collateral	$499	$494
Collateral in the form of letters of credit	133	134
Total collateral	$632	$628
We also utilize a number of systems and procedures to manage merchant risk. Despite these efforts, we historically have experienced some level of losses due to merchant defaults.

Our contingent obligation relates to imprecision in our estimates of required collateral. A provision for this obligation is recorded based primarily on historical experience of credit losses and other relevant factors such as economic downturns or increases in merchant fraud. The following table presents the aggregate merchant credit losses incurred compared to total dollar volumes processed:

	Year ended December 31,
(in millions)	2017	2016	2015
First Data and consolidated and unconsolidated alliances credit losses	$98	$93	$67
First Data and consolidated alliances credit losses	89	83	55
Total dollar volume processed (in billions)	2,401	2,153	1,885

The reserve recorded on our consolidated balance sheets relates to the business conducted by our consolidated subsidiaries. The reserve for unconsolidated alliances is recorded only in the alliances’ respective financial statements. We have not recorded any reserve for estimated losses in excess of reserves recorded by the unconsolidated alliances nor have we identified needs to do so. The following table presents the aggregate merchant credit loss reserves:

	As of December 31,
(in millions)	2017	2016
First Data and consolidated and unconsolidated alliances merchant credit loss reserves	$33	$28
First Data and consolidated alliances merchant credit loss reserves	29	23

The credit loss reserves, both for us and our unconsolidated alliances, are comprised of amounts for known losses and a provision for losses incurred but not reported (IBNR). These reserves primarily are determined by performing a historical analysis of chargeback loss experience. Other factors are considered that could affect that experience in the future. Such items include the general economy and economic challenges in a specific industry or those affecting certain types of clients. Once these factors are considered, we or the unconsolidated alliance establishes a rate (percentage) that is calculated by dividing the expected chargeback (credit) losses by dollar volume processed. This rate is then applied against the dollar volume processed each month and charged against earnings. The resulting reserve balance is then compared to requirements for known losses and estimates for IBNR items. Historically, this estimation process has proved to be materially accurate and we believe the recorded reserve approximates the fair value of the contingent obligation.

The majority of the TeleCheck business involves the guarantee of checks received by merchants. If the check is returned, TeleCheck is required to purchase the check from the merchant at its face value and pursue collection from the check writer. A provision for estimated check returns, net of anticipated recoveries, is recorded at the transaction inception based on recent history. The following table presents the estimate of losses on returned check and the fair value of check guarantees:

	As of December 31,
(in millions)	2017	2016
Estimate of losses on returned checks	$4	$5
Fair value of checks guaranteed	14	17

The following table details the check guarantees of TeleCheck:

	Year ended December 31,
	2017	2016	2015
Aggregate face value of guaranteed checks (in billions)	$26	$28	$32
Aggregate amount of checks presented for warranty (in millions)	179	188	216
Warranty losses net of recoveries and service fees (in millions)	52	55	61

The estimate of losses on returned checks is included in “Accounts payable and accrued liabilities” and the fair value of checks guaranteed is included in “Accounts receivable, net” in the consolidated balance sheets. The maximum potential future payments under the guarantees were approximately $456 million as of December 31, 2017 which represented an estimate of the total uncleared checks at that time.

Income taxes: The determination of our provision for income taxes requires management’s judgment in the use of estimates and the interpretation and application of complex tax laws. Judgment is also required in assessing the timing and amounts of deductible and taxable items. We establish contingency reserves for material, known tax exposures relating to deductions, transactions, and other matters involving some uncertainty as to the proper tax treatment of the item. Our reserves reflect our judgment as to the resolution of the issues involved if subject to judicial review. Several years may elapse before a particular matter, for which we have established a reserve, is audited and finally resolved or clarified. While we believe that our reserves are adequate to cover reasonably expected tax risks, issues raised by a tax authority may be finally resolved at an amount different than the related reserve. Such differences could materially increase or decrease our income tax provision in the current and/or future periods. When facts and circumstances change (including a resolution of an issue or statute of limitations expiration), these reserves are adjusted through the provision for income taxes in the period of change. Largely, as the result of the interest expense that we incur, in the U.S. we are currently in a tax net operating loss position. Judgment is required to determine whether some portion or all of the resulting deferred tax assets will not be realized. To the extent we determine that we will not realize the benefit of some or all of our deferred tax assets, then these assets are adjusted through our provision for income taxes in the period in which this determination is made.

We are currently in a tax net operating loss position in several jurisdictions in which we operate, including the United States, resulting in significant deferred tax assets. We establish a valuation allowance against our deferred tax assets when, based upon the weight of all available evidence, we believe it is more likely than not that some portion or all of the deferred tax assets will not be realized. We believe that a significant portion of the deferred tax assets will be realized because of the existence of sufficient taxable income within the carryforward period available under the tax law, but have established valuation allowances for those deferred tax assets that in our judgment will not be realized. In making this determination, we have considered the relative impact of all of the available positive and negative evidences regarding future sources of taxable income and tax planning strategies. However, there could be material impact to our effective tax rate if there is a significant change in our judgment. If and when our judgment changes, then the valuation allowances are adjusted through the provision for income taxes in the period in which this determination is made. Refer to note 8 "Income Taxes" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for additional information regarding our income tax provision.

New Accounting Guidance

Refer to note 1 "Summary of Significant Accounting Policies" to our consolidated financial statements included in Part II, Item 8 of this Form 10-K for new accounting guidance.